Exhibit 10.1

2009 EXECUTIVE INCENTIVE PROGRAM

You have been selected to participate in the 2009 Short-Term Incentive Program (“Incentive Program”) based on your level of responsibility within CDI.

The purpose of the Incentive Program is to recognize and reward key employees in CDI who contribute to the overall financial performance of their area, business unit, and the Corporation overall. By rewarding the successful achievement of selected operating goals, CDI provides a competitive opportunity to enrich your annual cash compensation while driving the behaviors needed to enhance Company performance.

Plan Administration

•	The Plan Year starts on January 1, 2009 and ends December 31, 2009.

•	While you are a participant of this Program, you cannot participate in any other incentive program in CDI.

•

All participants in the Executive Incentive Program must abide by and adhere to the CDI Compliance Program. Failure to do so may result in a reduction to a participant’s incentive in addition to the disciplinary consequences as set forth in the Compliance Program.

Incentive Metrics

and Weightings

•

The 2009 Executive Incentive Program is based on strategic accomplishments, as represented by Direct Margin Dollars and Pre-Tax Profit or Contribution Margin Dollars, as well as the achievement of Individual Quantitative Targets (formerly MBOs).

•	For all participants the target incentive opportunity will be based on:

•	38% Direct Margin Dollars

•	37% Corporate Pre-Tax Profit or Business Unit/Vertical Contribution Margin Dollars

•	25% Individual Quantitative Targets (IQTs)

For all participants, Direct Margin Dollars bonus payouts are capped at 100% payout until CDI achieves the Pre-Tax Profit threshold.

IQTs are capped at 100% payout.

Incentive Metrics

and Weightings, cont.

•

Incentive awards for the achievement of the Direct Margin Dollars metric will be based on a payout scale ranging from 50% payout (threshold) at 90% goal achievement, 100% payout (target) at 100% goal achievement, to 200% payout (maximum) at 110% or greater goal achievement.

•

For the achievement of the Pre-Tax Profit (PTP) or Contribution Margin Dollars metric, incentive awards will be based on a payout scale ranging from 50% payout (threshold) at 80% goal achievement, 100% payout (target) at 100% goal achievement, to 200% payout (maximum) at 115% or greater goal achievement.

•	Any financial measure outside of Direct Margin Dollars, PTP, or Contribution Margin Dollars will be measured as an IQT.

•

If “RONA”, Return on Net Assets, is used as an IQT, it equals the Company’s income after tax for 2009 divided by the average of the Company’s net assets at December 31, 2008 and December 31, 2009. Net Assets are defined as total assets minus total liabilities, excluding cash, goodwill and any income tax assets or liabilities. The net assets and the after tax income of any discontinued operations or operations held for sale are excluded from the calculation. The Company’s RONA is calculated by the Chief Financial Officer of CDI Corp. The Compensation Committee will review and consider the effect on incentive compensation of any acquisitions (i.e., the establishment of new financial targets on a pro rata basis) and/or discontinued operations. Further, the Committee may consider out of pattern events.

Incentive Scale for

Direct Margin

Dollars

Percent Metric Achievement	Incentive Payout Percentage
< 90%	0%
90%	50%
91%	52%
92%	54%
93%	56%
94%	60%
95%	64%
96%	68%
97%	74%
98%	82%
99%	90%
100%	100%
102%	118%
104%	136%
106%	156%
108%	178%
>110%	200%

Note – The incentive payout for in-between levels of achievement will be interpolated.

Incentive Scale for

Pre-Tax Profit or

Contribution

Margin Dollars

Percent Metric Achievement	Incentive Payout Percentage
<80%	0%
80%	50%
82%	52%
84%	54%
86%	57%
88%	60%
90%	64%
92%	68%
94%	74%
96%	82%
98%	90%
100%	100%
102%	110%
104%	120%
106%	132%
108%	144%
110%	156%
112%	170%
114%	184%
>115%	200%

Note – The incentive payout for in-between levels of achievement will be interpolated.

IQTs

•

Incentive awards for the achievement of individual IQTs will be based on an assessment by the CEO (who receives recommendations from the BU or Corporate executive), on a straight line basis, e.g. for 80% achievement the executive will receive an 80% payout, up to a maximum payout of 100% for any IQT.

When Will I

Receive My

Award?

•	2009 incentive awards, if any, are scheduled for payout in 2010, after the completion of CDI’s audited financial year-end statements.

•	All incentive payments at year end are subject to review, approval, and discretionary adjustment by the Compensation Committee of CDI’s Board of Directors.

What If I Become

Eligible After the

Start of the Plan

Year?

•

If you become eligible after the start of the Plan year, you are still eligible to participate in the Incentive Program. However, your award will be prorated for the length of time in which you participated in the program unless specified otherwise by prior special written agreement.

•	Proration of your incentive award depends on when you became eligible to participate. See the following chart to determine the proration formula that corresponds to the date your eligibility started.

On or before 01/31/09	ð	12/12 months (no proration)
02/01/09 – 02/28/09	ð	11/12 months
03/01/09 – 03/31/09	ð	10/12 months
04/01/09 – 04/30/09	ð	9/12 months
05/01/09 – 05/31/09	ð	8/12 months
06/01/09 – 06/30/09	ð	7/12 months
07/01/09 – 07/31/09	ð	6/12 months
08/01/09 – 08/31/09	ð	5/12 months
09/01/09 – 09/30/09	ð	4/12 months
10/01/09 – 12/31/09	ð	Discretionary *

* Management has the discretion to allocate a prorated target incentive based on months with CDI (up to three months) for newly hired employees. Performance measures must be established and submitted to Corporate Compensation at the beginning of the employee’s tenure in order for the participant to be incentive eligible.

•	Example 1: A newly hired employee who starts in July will be eligible to receive 6/12 (or half) of the yearly incentive.

•	Example 2: An employee newly promoted into an executive bonus eligible position in September will be eligible to receive 4 months of the yearly target incentive opportunity.

Will My

Target

Incentive or Performance Measures

Ever Change?

•

The target incentive award and performance measures established for you at the beginning of the Plan Year will remain the same unless there is a significant change in responsibility, such as a promotion to a different position. However, any salary or bonus change that occurs in the fourth quarter will not be reflected in your bonus opportunity until the following year.

•

Changes in performance measures and incentive targets are prorated to the month the change is effective for incentive calculation purposes. This is also true of target incentive opportunity changes as well, with the exception of any change that occurs in the fourth quarter. Fourth quarter changes will not be reflected until the following year.

•

You will receive notice of a change in target award or performance measures after your Human Resources Executive notifies Corporate Compensation. This process ensures accurate financial accrual, administration, and conformity to corporate compensation guidelines.

What

Happens

To My Incentive

Award If I Leave

CDI?

•	Subject to the termination provisions below, you must be employed by CDI on the day of incentive payouts to be considered for an incentive award.

•	If you resign or are terminated by the Company for cause on or before the day of the incentive payout, you will not be eligible to receive an incentive award.

•

If your employment with the Company terminates (other than for resignation or “for cause”), you may be considered for an award at the CEO’s discretion and with the approval of the Compensation Committee.

•	If such an award is approved, it will be paid around the time all other incentive awards are paid.

•

If your employment with the Company terminates due to retirement, long-term disability, or death, you will receive a prorated award according to year-end financial statements, based on months of employment in that year.

If you have any questions regarding the 2009 Executive Incentive Program,

please contact your Human Resources Executive or

Corporate Compensation.